SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2002

THE MIDDLEBY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Commission File No. 1-9973

Delaware	36-3352497
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone No., including Area Code	(847) 741-3300

Item 5. Other Events

On December 23, 2002, The Middleby Corporation (“the company”) entered into a $95 million senior bank facility led by Bank of America. Proceeds from the refinancing were used to repay $25.5 million of 15.5% subordinated senior debt incurred as a result of the acquisition of Blodgett Holdings, Inc. from Maytag Corporation in December 2001. Additionally, the company repurchased stock warrant rights for 358,346 shares of stock for $2.7 million originally issued in conjunction with the subordinated senior debt.

As a result of the debt retirement and refinancing, the company will incur a non-cash charge in the fourth quarter of fiscal 2002 of approximately $8.1 million associated with the write-off of unamortized financing costs and a $1.0 million cash prepayment penalty charge associated with the early retirement of the subordinated senior debt. The debt extinguishments charges, net of tax benefits, will amount to approximately $5.4 million or $.59 per share and will be reflected as an extraordinary item.

Item 7. Financial Statements and Exhibits

(a)	Exhibits.

2.1	Amendment No. 2 to Stock Purchase Agreement, dated December 23, 2002 between The Middleby Corporation and Maytag Corporation.

4.1	Amended and Restated Credit Agreement, dated December 23, 2002, between The Middleby Corporation, Middleby Marshall Inc., LaSalle Bank National Association, Wells Fargo Bank, Inc. and Bank of America N.A.

4.2	Note Prepayment and Warrant Purchase Agreement, dated December 23, 2002, between The Middleby Corporation, Middleby Marshall, Inc. and American Capital Financial Services, Inc.

4.3	Consent and Waiver to Subordinated Promissory Note, dated December 23, 2002, between The Middleby Corporation and Maytag Corporation.

99.1	Press release dated December 23, 2002 of The Middleby Corporation.

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SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date January 7, 2003	THE MIDDLEBY CORPORATION (Registrant) By: /s/ David B. Baker —————————————— David B. Baker Vice President, Chief Financial Officer and Secretary

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